Exhibit 10.39

FRAMEWORK AGREEMENT

among

ALEKSANDR RODNYANSKY

BORIS FUCHSMANN

INTERNATIONAL TELESERVICES LTD.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

CME MEDIA ENTERPRISES B.V.

CME UKRAINE HOLDING GMBH

CET 21 s.r.o.

UKRAINIAN MEDIA SERVICES LLC

BROADCASTING COMPANY “STUDIO 1+1 LLC”

FOREIGN ENTERPRISE INTER-MEDIA

INNOVA FILM GMBH

INTERNATIONAL MEDIA SERVICES LTD

TV MEDIA PLANET LTD.

Dated January 31, 2008

Annexes

Annex 1 – Group Agreements
Annex 2 – Draft of NewCo 1 Transfer Agreement
Annex 3 – Draft of Innova Transfer and Option Agreement
Annex 4 – Draft of IMS Transfer Agreement
Annex 5 – Draft of TV Media Planet Transfer Agreement
Annex 6 – Draft of Termination Agreement
Annex 7 – Draft of Release Agreements
Annex 8 – Draft of Pledge Agreements
Annex 9 – Amended Closing Studio 1+1 Charter
Annex 10 – Draft of Designation Notice
Annex 11 – Draft of Restructuring Consent

ii

This Framework Agreement (this “Agreement”) dated January 31, 2008 is entered into among:

(1)
Aleksandr Rodnyansky, a resident of the Russian Federation, registered at 221, “Nikolino” Complex, Tagankovo 7, 2-e Uspenskoe schosse, Odintsovsky district, Moscow region, Russian Federation, passport CH 316475, issued by Pechersk RU GU MVS of Ukraine in the city of Kyiv on November 19, 1996 (“RODNYANSKY”);

(2)	Boris Fuchsmann, a citizen of Germany, residing at Peter-Roos-Strasse 10, 40547 Düsseldorf, Germany, passport PD 500449454, issued on 18 July 2005 (“FUCHSMANN”);

(3)
International Teleservices Ltd., a company organized under the laws of Belize with its registered office at Morgan & Morgan Trust Corporation (Belize) Limited, 35A Region Street, City of Belize, Belize (together with any subsidiary or affiliate thereof, “ITS”, and together with RODNYANSKY, NewCo 3 (as defined below), FUCHSMANN and, prior to the consummation of the transactions contemplated by Clause 2.4.2 and 2.4.5, respectively, NewCo 1 (as defined below) and NewCo 2 (as defined below), the “RF Participants”);

(4)	Central European Media Enterprises Ltd., a company organized under the laws of Bermuda with its registered address at Clarendon House, 2 Church Street, HM 11, Hamilton, Bermuda (“CME Ltd.”);

(5)	CME Media Enterprises B.V., a company organized under the laws of the Netherlands, located at: Dam 5 B, 1012 JS Amsterdam, the Netherlands (“CME BV”);

(6)	CME Ukraine Holding GmbH, a wholly-owned subsidiary of CME BV organized and existing under the laws of Austria, located at Wagramer Str. 19, 19. Stock, 1220 Wien, Austria (“CME Ukraine Holding”);

(7)
CET 21 s.r.o., a company incorporated under the laws of the Czech Republic, located at: Krizeneckeho nam. 1078/5, PSC 152 00 Prague, Czech Republic, registered in the Commercial Register of the Commercial Court of Prague, part C, Register-No.10581 (“CET 21”);

(8)
Ukrainian Media Services LLC, a limited liability company organized and existing under the laws of Ukraine, identification code No. 33600071, located at 12 Melnykova Street, Kyiv, Ukraine (“UMS”, and together with CME Ltd., CME BV, CME Ukraine Holding and CET 21, the “CME Parties”);

(9)
Broadcasting Company “Studio 1+1 LLC”, a limited liability company organized and existing under the laws of Ukraine, identification code No. 23729809, located at 7/11 Kreschatyk Street, Kyiv, Ukraine (“Studio 1+1”);

(10)
Foreign Enterprise Inter-Media, a limited liability company organized and existing under the laws of Ukraine, identification code No. 23389360, located at 42 Melnykova Street, Kyiv, Ukraine (“Inter-Media”);

(11)	Innova Film GmbH, a limited liability company organized and existing under the laws of Germany, located at San Remo Str. 15, D-40210 Düsseldorf, Germany (“Innova”);

(12)	International Media Services Ltd, a company limited by shares organized and existing under the laws of Bermuda, located at Clarendon House, 2 Church Street, HM 1022, Hamilton, Bermuda (“IMS”); and

(13)
TV Media Planet Ltd., a company organized under the laws of Cyprus, located at Arch. Makariou III, 199, Neokleous House, P.C. 3030, Limassol, Cyprus (“TV Media Planet”, and together with Studio 1+1, Inter-Media, Innova, and IMS and, subsequent to the completion of the transactions contemplated in Clause 2.4.2 and 2.4.5, respectively, NewCo 1 and NewCo 2, the “Studio 1+1 Group”)

(hereinafter referred to individually as a “Party” or collectively as the “Parties”).

WHEREAS,

A.       RODNYANSKY owns a 28.0% participation interest in Studio 1+1 and FUCHSMANN owns, directly or indirectly, a 40.0% ownership interest in each of Innova, IMS and TV Media Planet;

B.       The CME Parties own the remaining interests in the Studio 1+1 Group;

C.        In connection with their respective shareholdings in, and employment or other relationships with, members of the Studio 1+1 Group, the RF Participants have entered into various agreements and arrangements, contractual or otherwise, with the Studio 1+1 Group and the CME Parties, including but not limited to the agreements described in Annex 1 to this Agreement (the “Group Agreements”);

D.       The Parties have agreed that, prior to the Closing Date (as defined below), RODNYANSKY and FUCHSMANN will complete the Rodnyansky Restructuring (as defined below) and, after completion and as a consequence of the Rodnyansky Restructuring, (a) RODNYANSKY will own: (i) a 25.0% indirect ownership interest in IMS through his sole ownership of ITS and a 10.0% direct ownership interest in IMS, (ii) a 5.0% direct ownership interest in TV Media Planet and (iii) a 28.0% indirect ownership interest in Studio 1+1 through his sole beneficial ownership of NewCo 3, which will own 100% of each of NewCo 1 (which will own a 22.98% participation interest in Studio 1+1) and NewCo 2 (which will own a 5.02% participation interest in Studio 1+1); and (b) FUCHSMANN will own: (i) a 5.0% direct ownership interest in IMS, (ii) a 35.0% direct ownership interest in TV Media Planet and (iii) a 40.0% direct ownership interest in Innova;

E.        RODNYANSKY and FUCHSMANN have transferred to Irling Financial Corporation, a limited liability company organized and existing under the laws of Belize, whose registered address is 35A Regent Street, PO Box 1777, Belize City, Belize (“Irling”) and to Multy TV Holding Ltd, a company organized and existing under the laws of Belize, whose registered address if 35a Regent Street, Belize City, Belize (“Multy”) the exclusive right, subject to the consent of CME Ltd, to acquire (i) a 15.164% ownership interest in Studio 1+1 (the “IK Studio Optioned Interest”) from RODNYANSKY and (ii) a 21.665% ownership interest in Innova (the “IK Innova Optioned Interest”) and a 21.665% ownership interest in IMS (the “IK IMS Optioned Interest”, and together with the IK Studio Optioned Interest and the IK Innova Optioned Interest, the “IK Optioned Interests”), and Irling and Multy have together assigned such right to acquire the IK Optioned Interests to Manita Investments Limited, a limited liability company organized and existing under the laws of Cyprus, identification code No. 116476 located at Kimonos, 43A P.C. 3095 Limassol, Cyprus (“Manita”) and Nelano Holdings Ltd, a company duly registered and validly existing and in good standing under the Laws of the British Virgin Islands, located at Craigmur Chambers, P.O. Box 71, Road Town, Tortola, British Virgin Islands (“Nelano”);

F.        Manita and Nelano have together assigned the right to acquire the IK Optioned Interests to Torcensta Holding Ltd, a limited liability company organized and existing under the laws of Cyprus, identification code No. 206223, located at Arch. Makariou III, 155, PROTEAS HOUSE, 5th floor, P.C. 3021, Limassol, Cyprus (“Torcensta”) and Global Media Group Ltd., a limited liability company organized and existing under the laws of Ukraine, located at 38 Naberezhna Peremohy Str., 49094 Dnipropetrovsk, Ukraine, a wholly owned subsidiary of Torcensta (“Global Media”), and pursuant to the Designation Notice (as defined below), the Restructuring Consent (as defined below) and an agreement between Igor Kolomoisky, a citizen of Israel residing at St. Galey Thelet 48, Herzeliya, Israel, 46640, passport No. 10905729, issued on October 2, 2005 (“KOLOMOISKY”), Manita, Torcensta, Global Media and certain CME Parties (the “Assignment Agreement”), KOLOMOISKY and Torcensta will assign the right to acquire the IK Optioned Interests to the CME Parties, and the Parties have agreed that the relevant CME Parties will acquire the IK Optioned Interests as part of the Sale Transfers (as defined below) to be effected pursuant to the terms and conditions of this Agreement;

G.        The Parties have agreed that (a) the Group Agreements will be terminated and the Parties will enter into new governance, management principles and share transfer restrictions in respect of the Studio 1+1 Group pursuant to the Termination Agreement (as defined below), (b) the CME Parties will grant RODNYANSKY and FUCHSMANN the Put Option (as defined below), (c) RODNYANSKY and FUCHSMANN will grant the CME Parties the Call Option (as defined below), (d) RODNYANSKY and FUCHSMANN will sell to the CME Parties, and the CME Parties will purchase, the Sale Interests (as defined below), which purchase will include payment of consideration of one U.S. Dollar for each portion of the Sale Interests that is subject to the IK Studio Optioned Interest, the IK Innova Optioned Interest and the IK IMS Optioned Interest and (e) the Parties will enter into various other agreements and arrangements, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, covenants and warranties made herein and of the mutual benefits to be derived herefrom, the Parties agree as follows:

1.        Definitions.

1.1.     For the purposes of this Agreement, and unless the context requires otherwise, the following terms have the meanings given to them below:

“Affiliate” of a Person means any Person that directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Party.

“Agreed Valuation” means the amount expressed in U.S. Dollars equal to the average of (a) the CME Parties’ valuation of the Optioned Interests as provided by an Investment Bank (the “CME Valuation”) and (b) the RF Participants’ valuation of the Optioned Interests as provided by an Investment Bank (the “RF Valuation”); provided that the difference between the CME Valuation and the RF Valuation is not more than 5%. In the event the difference between the CME Valuation and the RF Valuation is more than 5%, the Agreed Valuation shall be the average of the middle valuation and the valuation that is nearest to it (with the third valuation being disregarded), in respect of the following valuations: (a) the CME valuation, (b) the RF Participants’ valuation and (c) a valuation of the Optioned Interests provided by an Investment Bank that is jointly appointed by the Investment Bank that carried out the CME Valuation and the Investment Bank that carried out the RF Valuation, and whose cost is shared equally by the RF Participants and the CME Parties.

“Amended Studio 1+1 Charter” means the amended charter of Studio 1+1 substantially in the form of the English translation attached to the Termination Agreement as Part 1 of Annex 5 thereto, which shall be adopted promptly following the execution of the Termination Agreement.

“Amended Closing Studio 1+1 Charter” means the amended charter of Studio 1+1 substantially in the form of the English translation attached hereto as Annex 9, reflecting the members of Studio 1+1 after the Rodnyansky Restructuring as follows: UMS (42%); Inter-Media (30%); NewCo 1 (22.98%); and NewCo 2 (5.02%), which shall be adopted promptly following the completion of the Rodnyansky Restructuring.

“AR Optioned IMS Interest” means a 5.0% ownership interest in IMS, which RODNYANSKY will continue to own after the Closing Date.

“AR Optioned Interests” means, collectively, the AR Optioned IMS Interest, the AR Optioned TVMP Interest, the AR Optioned NewCo 2 Interest and any ownership interest acquired by RODNYANSKY after the date of this Agreement in any member of the Studio 1+1 Group, the Gravis Group or any other direct or indirect subsidiary of CME Ltd. and, to the extent RODNYANSKY transfers any such interest to any other Person pursuant to Clause 4.14, the same interests of such Person owned and acquired from time to time.

“AR Optioned NewCo 2 Interest” means all of the issued and outstanding shares of NewCo 2, which will represent indirect ownership of a 5.02% participation interest in Studio 1+1 transferred to NewCo 2 pursuant to the Rodnyansky Restructuring, and which RODNYANSKY will continue to own (through his 100% ownership of NewCo 3) after the Closing Date.

“AR Optioned TVMP Interest” means a 5.0% ownership interest in TV Media Planet, which RODNYANSKY will continue to own after the Closing Date.

“AR Sale Interests” means, collectively, the IMS Sale Shares and the NewCo 1 Sale Shares.

“BF Optioned IMS Interest” means a 5.0% ownership interest in IMS which FUCHSMANN will continue to own after the Closing Date.

“BF Optioned Innova Interest” means a 16.6% ownership interest in Innova which FUCHSMANN will continue to own after the Closing Date.

“BF Optioned Interests” means, collectively, the BF Optioned Innova Interest, the BF Optioned TVMP Interest and the BF Optioned IMS Interest, together with any ownership interest acquired by FUCHSMANN after the date of this Agreement in any member of the Studio 1+1 Group, the Gravis Group or any other direct or indirect subsidiary of CME Ltd. and, to the extent FUCHSMANN transfers any such interest to any other Person pursuant to Clause 4.14, the same interests of such Person owned and acquired from time to time.

“BF Optioned TVMP Interest” means a 5.0% ownership interest in TV Media Planet, which FUCHSMANN will continue to own after the Closing Date.

“BF Sale Interests” means, collectively, the Innova Sale Interest and the TV Media Planet Sale Interest.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks in London, England, Frankfurt, Germany, Limassol, Cyprus and Kyiv, Ukraine are open for business.

“CME Releases” means releases to be delivered to the CME Parties pursuant to the Assignment Agreement in the form attached thereto.

“Conditions Precedent” means all of the conditions precedent to the Closing specified in Clause 5.1.

“Consultancy Agreements” means, collectively, the consultancy agreements with each of RODNYANSKY and FUCHSMANN entered into on the date hereof in accordance with the Termination Agreement.

“Control” means the power to direct or cause the direction of the management or policy of any Person, directly or indirectly, through family relationship (if a natural person), the holding of securities or other participation interests, by virtue of an agreement or on other grounds, and “Controlling” and “Controlled” shall have the correlative meanings proceeding from this term.

“Designation Notice” means the notice and acknowledgement in the form of the draft attached hereto as Annex 10.

“Governmental Authority” means any state or any political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of the state or its political subdivision, including, without limitation, any government authority, ministry, agency, department, board, commission or instrumentality and subdivisions thereof; any court, tribunal or arbitrator; and any self-regulatory organization acting on behalf of the state or itself pursuant to the rights granted thereto by applicable Law.

“Gravis Group” means, collectively, Ukrpromtorg-2003 LLC, a limited liability company organized under the laws of Ukraine; its direct and indirect subsidiaries; TOR LLC, a limited liability company organized under the laws of Ukraine; and ZHYSA LLC, a limited liability company organized under the laws of Ukraine.

“IMS Sale Shares” means (i) 600 shares of, equal to a 5.0% ownership interest in, IMS to be owned directly by RODNYANSKY after the Rodnyansky Restructuring and (ii) 3,000 shares of, equal to a 25.0% ownership interest in, IMS to be owned indirectly by RODNYANSKY after the Rodnyansky Restructuring through his ownership of the ITS Interest. The IMS Sale Shares include the IK IMS Optioned Interest, the right to acquire which is to be assigned to the CME Parties pursuant to the Assignment Agreement.

“IMS Transfer Agreement” means the agreement among RODNYANSKY, ITS and CME Ltd. (or its designee) with respect to the transfer of the IMS Sale Shares substantially in the form of the draft attached hereto as Annex 4.

“Innova Sale Interest” means a split share in the amount of DM 11,700, equal to 23.4% of the share capital of, Innova, which is owned by FUCHSMANN. The Innova Sale Interest includes the IK Innova Optioned Interest, the right to acquire which is to be assigned to the CME Parties pursuant to the Assignment Agreement.

“Innova Transfer and Option Agreement” means the agreement between FUCHSMANN and CET 21 (or its designee) with respect to the transfer of the Innova Sale Interest and the BF Optioned Innova Interest substantially in the form of the draft attached hereto as Annex 3.

“Investment Bank” means: Morgan Stanley, Merrill Lynch, UBS, Deutsche Bank/UFG, Citibank, Goldman Sachs, Lehman Brothers, JP Morgan, Renaissance Capital or any other internationally recognized investment banking institution with experience in the media sector agreed by the Parties.

“Law” means all applicable (i) provisions of all constitutions, treaties, statutes, laws, customs, codes, rules, regulations, ordinances, orders and official opinions and interpretations of any Governmental Authority, (ii) approvals of any Governmental Authority, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

“Liens” means any mortgage, pledge, deed of trust, hypothecation, right of third Persons, claim, security interest, title defect, title retention agreement, lease, sublease, license agreement, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

“NewCo 1” means a company (other than NewCo 2 and NewCo 3) newly established under the laws of Cyprus pursuant to the Rodnyansky Restructuring, which will be wholly owned by RODNYANSKY (through his 100% ownership of NewCo 3 Coop) from its establishment until the Closing Date.

“NewCo 1 Transfer Agreement” means the agreement among RODNYANSKY, NewCo 3 and CME Ltd. (or its designee) with respect to the transfer of the NewCo 1 Sale Shares substantially in the form of the draft attached hereto as Annex 2.

“NewCo 1 Sale Shares” means all of the issued and outstanding shares of NewCo 1. The NewCo 1 Sale Shares will represent indirect ownership of a 22.98% participation interest in Studio 1+1 transferred to NewCo 1 pursuant to the Rodnyansky Restructuring, which participation interest includes the IK Studio Optioned Interest, the right to acquire which is to be assigned to the CME Parties pursuant to the Assignment Agreement.

“NewCo 2” means a company (other than NewCo 1 and NewCo 3) newly established under the laws of Cyprus pursuant to the Rodnyansky Restructuring, which will be wholly owned by RODNYANSKY (through his 100% ownership of NewCo 3) from its establishment until the Option Closing Date.

“Option Conditions Precedent” means all of the conditions precedent to the Closing specified in Clause 5.2.

“Option Closing” means a Call Closing or a Put Closing, as applicable.

“Optioned Interests” means, collectively, the AR Optioned Interests and the BF Optioned Interests.

“Person” or “Persons” means any physical person, corporation, general partnership, simple partnership, limited partnership, limited liability partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority, whether incorporated or unincorporated.

“Pledge Agreements” means each of the pledge agreements to be entered into on or prior to the Closing Date among inter alios RODNYANSKY, NewCo 3 and CME BV, as contemplated in the Rodnyansky Restructuring, substantially in the form of the draft attached hereto as Annex 8.

“Release Agreements” means each of the release agreements to be entered into on or prior to the Closing Date among inter alios RODNYANSKY, FUCHSMANN, Kolomoisky, Surkis, Irling, Manita and Nelano, substantially in the form of the draft attached hereto as Annex 7.

“Restructuring Consent” means the consent to the Rodnyansky Restructuring in the form of the draft attached hereto as Annex 11.

“Sale Interests” means, collectively, the AR Sale Interests and the BF Sale Interests.

“Television Business” means any business that is similar to businesses carried out by the Studio 1+1 Group or the principal aspects thereof from time to time, including the purchase or sale of television advertising, the purchase or sale of programming and related rights, the production or distribution of television programming and broadcasting of television programs or their content by any platform (including without limitation, terrestrial broadcast, digital terrestrial television, cablecast, internet, DSL or other telephony network-based delivery systems, satellite and pay-per-view).

“Termination Agreement” means the agreement entered into among the CME Parties, RODNYANSKY, FUCHSMANN and certain Affiliates on the date hereof, substantially in the form of the draft attached hereto as Annex 6.

“Transaction Documents” means, collectively, this Agreement, the Assignment Agreement, the Termination Agreement, the Pledge Agreements, the Transfer Agreements, the Release Agreements, the CME Releases, the Option Transfer Documents, the Consultancy Agreements, the Designation Notice, the Restructuring Consent, the Amended Studio 1+1 Charter, the Amended Closing Studio 1+1 Charter and any and all other documents, agreements, deeds, instruments, certificates, consents or waivers entered into or issued or to be entered into or issued in relation to the Transaction.

“Transfer Agreements” means, collectively, the NewCo 1 Transfer Agreement, the IMS Transfer Agreement, the Innova Transfer and Option Agreement and the TV Media Planet Transfer Agreement.

“TV Media Planet Sale Interest” means 1,500 shares of, equal to a 30.0% ownership interest in, TV Media Planet owned by FUCHSMANN.

“TV Media Planet Transfer Agreement” means the agreement between FUCHSMANN and CME Ltd. (or its designee) with respect to the transfer of the TV Media Planet Sale Interest substantially in the form of the draft attached hereto as Annex 5.

1.2.     For the purposes of this Agreement, and unless the context requires otherwise, the following terms have the meanings given to them as indicated below:

“Assignment Agreement”	Recitals to this Agreement

“Call Closing” / “Call Notice” / “Call Transfer”	Clause 4.9

“Call Exercise Price”	Clause 4.2

“Call Option”	Clause 2.4.5(ii)

“CET 21”	Preamble to this Agreement

“Closing”	Clause 3.1

“Closing Date”	Clause 3.2

“Closing Notice”	Clause 2.4.2

“CME BV” / “CME Ltd.” / “CME Ukraine Holding” / “CME Cyprus Holding” / “CME Parties”	Preamble to this Agreement

“CME Shares”	Clause 4.5

“CME Valuation”	Clause 1.1, Agreed Valuation definition

“Election Notice”	Clause 4.5

“Fuchsmann Loan Balance”	Clause 3.1.2(ii)(c)

“Global Media”	Recitals to this Agreement

“Gravis Co-Investment”	Clause 2.4.2

“Group Agreements”	Recitals to this Agreement

“IK Studio Optioned Interest” “IK Innova Optioned Interest” “IK IMS Optioned Interest” “IK Optioned Interests”	Recitals to this Agreement

“ICC Rules”	Clause 12.9.1

“IMS”	Preamble to this Agreement

“Indemnified Party”, “Indemnifying Party” / “Indemnity Claim”	Clause 10.2

“Irling”	Recitals to this Agreement

“Innova”	Preamble to this Agreement

“Inter-Media”	Preamble to this Agreement

“ITS” and “ITS Interest”	Preamble to this Agreement

“KOLOMOISKY”	Recitals to this Agreement

“Licenses”	Clause 5.1.2(iii)

“Losses”	Clause 10.1

“Manita”	Recitals to this Agreement

“Multy”	Recitals to this Agreement

“Nelano”	Recitals to this Agreement

“NewCo 3”	Clause 2.2.2

“Option Closing” and “Option Closing Date”	Clause 4.11

“Options”	Clause 2.4.5

“Option Transfer Documents”	Clause 4.10

“Permitted Holding Company”	Clause 4.14.2(ii)

“Protected Parties”	Clause 10.1

“Put Closing” / “Put Notice” / “Put Transfer”	Clause 4.8

“Put Exercise Price”	Clause 4.1

“Put Option”	Clause 2.4.5(i)

“RF Participants”	Preamble to this Agreement

“RF Participants Transfer”	Clause 4.14

“RF Valuation”	Clause 1.1, Agreed Valuation definition

“Rodnyansky Restructuring”	Clause 2.2

“Sale Transfers”	Clause 3.1.3

“Studio 1+1” / “Studio 1+1 Group”	Preamble to this Agreement

“Third Party Claim”	Clause 10.3

“Torcensta”	Recitals to this Agreement

“Total Cash Sale Consideration”	Clause 3.1.2(iii)

“Total Sale Consideration”	Clause 3.1.2(i)

“Transaction”	Clause 2

“Transaction Reversal Price”	Clause 4.12.2

“TV Media Planet”	Preamble to this Agreement

“Violating Shareholder”	Clause 4.14.3

2.        Transaction.

Subject to the terms and conditions of this Agreement, the Parties agree to consummate the following transactions (collectively, the “Transaction”):

2.1.     Termination Agreement and Consultancy Agreements; Amended Studio 1+1 Charter; Innova Transfer and Option Agreement.  Simultaneous with entering into this Agreement, the relevant Parties shall execute and deliver the Termination Agreement and the Consultancy Agreements.  Promptly after entering into this Agreement, the Parties shall adopt the Amended Studio 1+1 Charter and cause it to be registered with the Pechersk district administration in Kiev, Ukraine and CET 21 and FUCHSMANN shall enter into the Innova Transfer and Option Agreement.

2.2.     Rodnyansky Restructuring.  As soon as practicable after the date hereof, the RF Participants, Multy and Irling shall enter into the Designation Notice and the Restructuring Consent, and following execution and delivery thereof, certain shareholdings of the Studio 1+1 Group will be transferred as follows (collectively, the “Rodnyansky Restructuring”):

2.2.1     FUCHSMANN shall transfer to RODNYANSKY: (i) his 100% ownership interest in ITS (which owns 3,000 shares, equal to 25.0% of the share capital, of IMS), (ii) 1,200 shares, equal to 10.0% of the share capital, of IMS, and (iii) 250 shares, equal to 5.0% of the share capital, of TV Media Planet;

2.2.2     RODNYANSKY shall transfer his 28.0% participation interest in Studio 1+1 as a capital contribution as follows: (i) a 22.98% participation interest in Studio 1+1 to NewCo 1 and (ii) a 5.02% participation interest in Studio 1+1 to NewCo 2. Following the transfers described in the foregoing sub-clauses (i) and (ii), RODNYANSKY shall transfer all of his ownership interests in each of NewCo 1 and NewCo 2 to a company (other than NewCo 1 and NewCo 2) newly established under the laws of Cyprus pursuant to the Rodnyansky Restructuring (“NewCo 3”), which from the time of its establishment until the Option Closing Date shall be wholly owned by RODNYANSKY.

2.2.3     Promptly after the contributions referred to in Clause 2.2.2 have been made: (i) RODNYANSKY shall cause NewCo 1, NewCo 2 and NewCo 3 to enter into a deed of adherence to this Agreement, including a repetition of the relevant representations and warranties set forth herein, in form and substance reasonably satisfactory to the CME Parties, (ii) RODNYANSKY shall, and shall cause NewCo 3 to, enter into the Pledge Agreements in accordance with Clause 2.4.6 and perfect the security interests granted thereunder, and (iii) the Parties shall take all actions required to register the Amended Closing Studio 1+1 Charter with the Pechersk district administration in Kiev, Ukraine; and

2.2.4     Promptly after registration of the Amended Closing Studio 1+1 Charter pursuant to Clause 2.2.3, Studio 1+1 shall (i) apply for the reissuance of the broadcasting licenses of Studio 1+1 with the relevant Governmental Authorities and (ii) obtain the reissuance of such licenses from the National Broadcasting Council of Ukraine.

2.3.     Assignment Agreement.  On the date hereof or promptly thereafter, the CME Parties agree to enter into the Assignment Agreement with KOLOMOISKY and certain other parties thereto, whereby Kolomoisky and Torcensta will assign to the CME Parties the right to acquire the IK Optioned Interests as modified by the Rodnyansky Restructuring, and the Parties have agreed that the relevant CME Parties will acquire the IK Optioned Interests as part of the Sale Transfers.

2.4.      Other Transactions.  Following completion of the Rodnyansky Restructuring in accordance with Clause 2.2, the Parties agree that the Transaction shall further be effected as follows:

2.4.1     Releases.  On or promptly after the date on which the Assignment Agreement is executed and delivered by the parties thereto, (i) the RF Participants, KOLOMOISKY and the other parties thereto will enter into each of the Release Agreements, and (ii) KOLOMOISKY and certain other parties thereto will enter into each of the CME Releases, all of which will become effective on the Closing Date.

2.4.2     Sale Transfer. On or after the date on which each of the steps contemplated by Clause 2.2 is completed, (i) RODNYANSKY shall transfer, and shall procure that NewCo 3 transfers, to the relevant CME Parties the AR Sale Interests in consideration of amounts specified in Clause 3.1.2, and (ii) FUCHSMANN shall transfer to the relevant CME Parties the BF Sale Interests subject to the terms specified in Clause 5 and in consideration of amounts specified in Clause  3.1.2.

2.4.3     Conditions Precedent and Completion of the Sale Transfers.  Each of the Parties shall use its reasonable efforts to take, or to cause to be taken, all actions reasonably necessary or appropriate to cause each of the Conditions Precedent to be fulfilled by such Party to be fulfilled as soon as possible after the date of this Agreement.  The Parties shall regularly communicate with each other with respect to the satisfaction of the Conditions Precedent and the occurrence of any event or circumstance that could prevent or delay the satisfaction of any such Condition Precedent.  Upon satisfaction (or waiver by the relevant Parties) of the Conditions Precedent, CME Ltd. shall send a notification thereof to the other Parties, indicating that it is ready to proceed with the Closing (the “Closing Notice”).  Following delivery of the Closing Notice, the Sale Transfers and related transactions will be completed as provided in Clause 3.

2.4.4     Gravis Co-Investment.  The CME Parties and the RF Participants undertake to enter into a transfer agreement pursuant to which, on the Closing Date, the RF Participants shall acquire from CME BV 10.0% of the CME Parties’ aggregate ownership interest in the Gravis Group as of the date of this Agreement (the “Gravis Co-Investment”), in consideration of US$ 1,920,000.00; provided that (a) CME BV shall create a special purpose subsidiary in The Netherlands through which it will hold the CME Parties’ ownership interest in Ukrpromtorg-2003 LLC, a limited liability company organized under the laws of Ukraine, and the RF Participants shall invest in the Gravis Group indirectly through such special purpose subsidiary and shall not acquire any management or decision-making authority in the Gravis Group and (b) at the time of the Gravis Co-Investment and after giving effect thereto, the RF Participants are in compliance in all material respects with all of their covenants and agreements under this Agreement and the other Transaction Documents.  CME BV will also enter into a share pledge agreement with respect to 10% of the outstanding shares of such special purpose subsidiary, which pledge agreement will secure CME BV’s obligation to sell such shares to the RF Participants as described above in the Gravis Co-Investment.  For the avoidance of doubt, all interests acquired by the RF Participants in the Gravis Group will constitute Optioned Interests for purposes of the exercise of the Options pursuant to Clause 4.

2.4.5     Put and Call Options.  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the RF Participants and the relevant CME Parties shall have the following options exercisable as described herein:

(i)         with effect from the Closing Date, (a) RODNYANSKY and NewCo 3 (and/or the Person to whom the AR Optioned Interests, or a portion thereof, is transferred pursuant to Clause 4.14) shall have an option to sell all, but not less than all, of the AR Optioned Interests to CME BV (or its designee) and (b) FUCHSMANN (and/or the Person to whom the relevant BF Optioned Interest, or a portion thereof, is transferred pursuant to Clause 4.14) shall have an option to sell all, but not less than all, of the BF Optioned Interests to CET 21 or CME Ltd. (or its designee), in each case in consideration of the relevant portion of the applicable Put Exercise Price and subject to the other terms and conditions set forth in Clause 4.1 (the “Put Option”); and

(ii)         with effect from the date hereof, (a) CME BV (or its designee) shall have an option to buy all, but not less than all, of the AR Optioned Interests from RODNYANSKY and NewCo 3 (and/or any other Person who holds such interest, or a portion thereof) and (b) CET 21 or CME Ltd. (or its designee) shall have an option to buy all, but not less than all, of the BF Optioned Interests from FUCHSMANN (and/or any other Person who holds such interest, or a portion thereof), in each case in consideration of the relevant portion of the applicable Call Exercise Price and subject to the other terms and conditions set forth in Clause 4.2 (the “Call Option” and, together with the Put Option, the “Options”).

2.4.6     Pledge Agreements.  Immediately after the transfer of his participation interests in Studio 1+1 to NewCo 1 and NewCo 2 as provided in Clause 2.2.2, RODNYANSKY shall enter into the relevant Pledge Agreements, by which RODNYANSKY’s obligations hereunder (including the obligation to procure the transfer of the NewCo 1 Shares and all of the shares in NewCo 2 to the relevant CME Parties as provided herein) are secured by a pledge of all of the shares in each of NewCo 1 and NewCo 2.  Immediately after the transfer of his participation interests in NewCo 1 and NewCo 2 to NewCo 3 as provided in Clause 2.2.2, NewCo 3 shall enter into (by way of novation) the relevant Pledge Agreements, by which NewCo 3’s obligations hereunder (including the obligation to transfer the NewCo 1 Shares and all of the shares in NewCo 2 to the relevant CME Parties as provided herein) are secured by a pledge of all of the shares in each of NewCo 1 and NewCo 2.

2.5.     In the event that CTC Media, Inc. should at any time directly or indirectly carry on or be engaged, concerned or interested in any business in Ukraine which is competitive with the Television Business (a) RODNYANSKY shall transfer, and shall procure that NewCo 3 transfers, prior to or within ten (10) Business Days after the occurrence of such event, to FUCHSMANN all of the AR Optioned Interest then held by RODNYANSKY and NewCo 3 in accordance with the provisions of Clause 4.6 and (b) RODNYANSKY’s Consultancy Agreement shall be immediately terminated.

2.6.     No acknowledgement of third party rights.  Nothing in this Agreement, and none of the transactions contemplated hereby, are intended or should be construed as an acknowledgement of any right that any third party (other than the Indemnified Parties under Clause 10) may have against any RF Participant with respect to the Sale Interests or the Optioned Interests.

3.        Closing.

3.1.     The closing of the Sale Transfers and payment of the Total Sale Consideration (the “Closing”) shall take place at the offices of Debevoise & Plimpton LLP, Börsencenter, Taubenstrasse 7-9, 60313 Frankfurt am Main, Germany at 10:00 am local time on the date falling 5 (five) Business Days after delivery of the Closing Notice pursuant to Clause 2.4.3, or at such other location and time as the Parties agree in writing, and which may be postponed by the CME Parties for any reasonable period of time, but not exceeding 20 Business Days, in order to secure financing for the Transaction.  At the Closing, subject to the Conditions Precedent remaining fulfilled (or waived by the relevant Parties), the Parties shall take or procure the following actions:

3.1.1     Closing Certificates.

   (i)          The RF Participants shall provide the CME Parties with evidence in a form and substance reasonably acceptable to the CME Parties of satisfaction of the Conditions Precedent (in the form of a closing certificate and, if required, other confirmations); and

   (ii)         CME Ltd. shall provide the RF Participants with evidence in a form and substance reasonably acceptable to the RF Participants of satisfaction of the Conditions Precedent (in the form of a closing certificate and, if required, other confirmations).

3.1.2     Payment of Total Consideration.  In consideration of the relevant Sale Transfers, the CME Parties shall make payment by wire transfer in immediately available funds to the relevant accounts designated by the RF Participants on the Closing Date as follows:

   (i)          The total consideration for the AR Sale Interests and the BF Sale Interests (the “Total Sale Consideration”) shall be US$ 79,603,750.00;

   (ii)         The Total Sale Consideration shall be allocated as follows:

(a)            the NewCo 1 Sale Shares: US$ 64,443,000.00, of which US$ 1.00 is paid to acquire the IK Studio Optioned Interest and US$ 64,442,999.00 is paid to acquire the remaining 7.34% participation interest in Studio 1+1;

(b)            the IMS Sale Shares: US$ 10,419,000.00, of which US$ 1.00 is paid to acquire the IK IMS Optioned Interest, US$ 4,168,999.00 is paid to acquire the 3.335% ownership interest in IMS directly held by ITS and US$ 6,250,000.00 is paid to acquire the 5.0% ownership interest in ITS directly held by RODNYANSKY;

(c)            the Innova Sale Interest: US$ 4,738,000.00, of which US$ 1.00 is paid to acquire the IK Innova Optioned Interest and US$ 4,737,999.00 is paid to acquire the remaining 1.735% ownership interest in Innova, which shall be reduced by the amount of the entire outstanding loan (including accumulated interest and any other amounts) from CME BV to FUCHSMANN (the “Fuchsmann Loan Balance”) as set forth in the Innova Transfer and Option Agreement, with the remainder paid by CET 21 in cash, and, subject to completion of that transaction, CET 21 undertakes to repay to CME BV the Fuchsmann Loan Balance; and

(d)            the TV Media Planet Sale Interest: US$ 3,750.00.

(iii)           The amount of the cash consideration shall be an amount equal to the sum of the payments for the AR Sale Interests and the BF Sale Interests minus the Fuchsmann Loan Balance (the “Total Cash Sale Consideration”).  At least 5 (five) Business Days prior to the expected Closing Date, CME BV shall deliver to FUCHSMANN a statement of the amount of the Fuchsmann Loan Balance that will be outstanding as of the expected Closing Date and, on the basis of that calculation, the cash component of the payment for the Innova Sale Interest and the amount of Total Cash Sale Consideration to be paid at Closing.  These amounts shall be final and binding on the Parties absent manifest error.

3.1.3         Sale Transfers.  Upon payment of the Total Cash Sale Consideration, as evidenced by payment instructions executed by the relevant CME Parties on the Closing Date, the RF Participants shall immediately take or procure the following actions:

(i)             NewCo 3 shall (and RODNYANSKY shall procure that NewCo 3 shall) transfer to CME BV (or its designee) the NewCo 1 Sale Shares pursuant to the NewCo 1 Transfer Agreement;

(ii)            RODNYANSKY and ITS shall (and RODNYANSKY shall procure that ITS shall) transfer to CME Ltd. (or its designee) the IMS Sale Shares pursuant to the IMS Transfer Agreement;

(iii)           FUCHSMANN shall transfer to CET 21 (or its designee) the Innova Sale Interest pursuant to the Innova Transfer and Option Agreement; and

(iv)           FUCHSMANN shall transfer to CME Ltd. (or its designee) the TV Media Planet Sale Interest pursuant to the TV Media Planet Transfer Agreement,

in each case with full title guarantee, free and clear of any Liens (collectively, the “Sale Transfers”).

3.2.      Upon completion of all the actions provided in Clause 3.1, the Sale Transfers and the Closing shall be deemed complete (the “Closing Date”).  The CME Parties shall have no obligation to pay any portion of the Total Consideration unless and until all Conditions Precedent have been and remain satisfied on the Closing Date.

4.        Exercise of Options.

4.1.      Put Option.  Subject to satisfaction (or waiver by the relevant Parties) of the Option Conditions Precedent, the Put Option shall be exercisable by RODNYANSKY, NewCo 3 and FUCHSMANN jointly by delivery of a Put Notice in accordance with Clause 4.8 for a price determined as follows (the price determined in accordance with this Clause 4.1, the “Put Exercise Price”):

4.1.1     From the Closing Date until the first anniversary of such date, the total price payable to RODNYANSKY, NewCo 3 and FUCHSMANN upon exercise of the Put Option shall be US$ 95,400,000.00;

4.1.2     From the first anniversary of the Closing Date until the second anniversary of such date, the total price payable to RODNYANSKY, NewCo 3 and FUCHSMANN upon exercise of the Put Option shall be US$ 102,300,000.00;

4.1.3     From the second anniversary of the Closing Date, the price payable to RODNYANSKY, NewCo 3 and FUCHSMANN upon exercise of the Put Option shall be the greater of (a) the Agreed Valuation and (b) US$ 109,100,000.00;

4.1.4     The Parties agree that the Put Exercise Price shall be determined as provided above as of the date of delivery of the Put Notice, provided that the Put Transfer occurs as provided, including within the time limits, in Clause 4.8;

4.2.     Call Option.  Subject to satisfaction (or waiver by the relevant Parties) of the Option Conditions Precedent, the Call Option shall be exercisable by the relevant CME Parties by delivery of a Call Notice in accordance with Clause 4.9 for a price determined as follows (the price determined in accordance with this Clause 4.2, the “Call Exercise Price”):

4.2.1     Subject to Clause 4.2.2 below, the price payable to RODNYANSKY, NewCo 3 and FUCHSMANN upon exercise of the Call Option shall be US$ 109,100,000.00;

4.2.2    After the first anniversary of the Closing Date, RODNYANSKY, NewCo 3 and FUCHSMANN shall have the right jointly to request an Agreed Valuation within five (5) Business Days of receiving a Call Notice; in the event that RODNYANSKY, NewCo 3 and FUCHSMANN require an Agreed Valuation in accordance with this Clause 4.2.2, the price payable upon exercise of the Call Option shall be the greater of (a) the price determined in accordance with Clause 4.2.1 above and (b) the Agreed Valuation.

4.3.      Optioned Interests Transfers.  Upon payment of the Call Exercise Price or Put Exercise Price, as applicable, as evidenced by payment instructions executed by the relevant CME Parties on the Option Closing Date, the RF Participants shall immediately take or procure the following actions:

(i)             NewCo 3 shall (and RODNYANSKY shall procure that NewCo 3 shall) transfer to CME BV (or its designee) the AR Optioned NewCo 2 Interest pursuant to the relevant Option Transfer Document;

(ii)            RODNYANSKY shall transfer to CME Ltd. (or its designee) the AR Optioned IMS Interest pursuant to the relevant Option Transfer Document;

(iii)           RODNYANSKY shall transfer to CME Ltd. (or its designee) the AR Optioned TVMP Interest pursuant to the relevant Option Transfer Document;

(iv)           RODNYANSKY shall transfer to CME Ltd. (or its designee) any ownership interest acquired by RODNYANSKY after the date of this Agreement in any member of the Studio 1+1 Group, the Gravis Group or any other direct or indirect subsidiary of CME Ltd. pursuant to the relevant Option Transfer Document;

(v)            FUCHSMANN shall transfer to CET 21 (or its designee) the BF Optioned Innova Interest pursuant to the relevant Option Transfer Document;

(vi)           FUCHSMANN shall transfer to CME Ltd. (or its designee) the BF Optioned IMS Interest pursuant to the relevant Option Transfer Document;

(vii)          FUCHSMANN shall transfer to CME Ltd. (or its designee) the BF Optioned TVMP Interest pursuant to the relevant Option Transfer Document; and

(viii)         FUCHSMANN shall transfer to CME Ltd. (or its designee) any ownership interest acquired by FUCHSMANN after the date of this Agreement in any member of the Studio 1+1 Group, the Gravis Group or any other direct or indirect subsidiary of CME Ltd. pursuant to the relevant Option Transfer Document, in each case with full title guarantee, free and clear of any Liens.

4.4.     Exercise Price. Unless otherwise agreed by the Parties, the Parties agree that the applicable Put Exercise Price or Call Exercise Price shall be allocated among RODNYANSKY and NewCo 3, on the one side, and FUCHSMANN, on the other side, in equal shares, provided that no additional transfer of any part of the AR Optioned Interests or BF Optioned Interests (including pursuant to Clause 4.14) has occurred after the Closing Date, reflecting the relevant values thereof.

4.5.     Share Consideration.  If RODNYANSKY, NewCo 3 and FUCHSMANN so elect, the CME Parties shall use their commercially reasonable efforts to procure that the Call Exercise Price is paid in the form of unregistered shares of Class A common stock in CME Ltd. (the “CME Shares”), calculated at a price equal to the average trading price of such shares for the fifteen trading days prior to the date of such election of the Option Transfer.  Any RF Participant may so elect by delivering to the CME Parties within one (1) Business Day after receipt of the Call Notice a written notice of his election (the “Election Notice”), including the portion of the Call Exercise Price that any RF Participant requests to receive in CME Shares (within the maximum limit provided above), and within three (3) Business Days of receiving the Election Notice, the CME Parties shall notify the RF Participants of whether they are able to accommodate this request.  If the Election Notice is not received within one (1) Business Day after delivery of the Call Notice and/or if the CME Parties are unable to accommodate this request, the full amount of the Call Exercise Price shall be payable in cash.

4.6.      Agreed Valuation.  In the event that the Put Exercise Price or the Call Exercise Price is to be determined with reference to an Agreed Valuation, the Party initiating an Agreed Valuation shall notify the other relevant Parties and request that such Parties appoint an Investment Bank within twenty (20) Business Days of receipt of such notice. Following appointment of the Investment Banks, the CME Parties and the RF Participants shall cause their respective Investment Banks to agree on common valuation parameters within fifteen (15) Business Days (which shall be limited to considerations of economic value only, on a “debt-free, cash-free” basis viewed as a passive investment without regard for any board or management positions or any share transfer restrictions) and use their commercially reasonable efforts to provide their valuations within thirty (30) Business Days. In the event that a third Investment Bank is jointly appointed, the Parties shall cause such Investment Bank to use commercially reasonable efforts to provide its valuation of the Optioned Interests within twenty (20) Business Days of its appointment based on the valuation principles used for the CME Valuation and the RF Valuation. If any Party initiates the process of determining the Agreed Valuation in accordance with this Clause 4.6, neither Party may serve an Option Notice until the Agreed Valuation is determined.

4.7.     Conditions Precedent to Exercise of the Options.  Exercise of the Options shall be subject to the satisfaction (or waiver in writing by the relevant Parties) of the Option Conditions Precedent.

4.8.     Put Notice.  In the event that RODNYANSKY, NewCo 3 and FUCHSMANN elect to exercise their rights under Clause 4.1 (provided that a Call Notice has not been delivered pursuant to Clause 4.9), RODNYANSKY, NewCo 3 and FUCHSMANN shall deliver a joint written notice (a “Put Notice”) to the CME Parties, which notice shall (i) state that RODNYANSKY, NewCo 3 and FUCHSMANN are exercising their rights under Clause 4.1 to sell the Optioned Interests, (ii) include the total amount to be paid for the Optioned Interests, and (iii) request that the CME Parties inform the RF Participants of the anticipated time and place on which the CME Parties will, subject to the Option Conditions Precedent, acquire all of the Optioned Interests in exchange of payment by the CME Parties of the applicable Put Exercise Price (the “Put Closing”), which (subject to such terms and conditions) shall occur not more than thirty (30) Business Days after the date on which such Put Notice is delivered if the Put Exercise Price is to paid in the form of CME Shares and not more than sixty (60) Business Days after the date on which such Put Notice is delivered if the Put Exercise Price is to be paid in cash, provided that if an Agreed Valuation is required, then the Put Closing shall occur not more than fifteen (15) Business Days after the date on which such Agreed Valuation is completed (or, in each case, such later date as is necessary to obtain all required governmental and regulatory approvals and consents). Such Put Notice shall be irrevocable.

4.9.     Call Notice.  In the event that the CME Parties elect to exercise their rights under Clause 4.2 (provided that a Put Notice has not been delivered pursuant to Clause 4.8), the CME Parties shall deliver written notice (a “Call Notice”) to the RF Participants, which notice shall (i) state that the CME Parties are exercising their rights under Clause 4.2 to purchase all of the Optioned Interests, (ii) include the total amount of consideration to be paid for the Optioned Interests, and the breakdown of such consideration between RODNYANSKY, NewCo 3 and FUCHSMANN, (iii) state the date until which the RF Participants may request an Agreed Valuation, if applicable, and (iv) state the anticipated time and place on which RODNYANSKY, NewCo 3 and FUCHSMANN shall be obliged to transfer all of their respective Optioned Interests referred to in the Call Notice in exchange of payment by the CME Parties of the applicable Call Exercise Price (a “Call Closing”), which (subject to such terms and conditions) shall occur not more than thirty (30) Business Days after the date on which such Call Notice is delivered if the Call Exercise Price is to paid in the form of CME Shares and not more than sixty (60) Business Days after the date on which such Call Notice is delivered if the Call Exercise Price is to be paid in cash, provided that if the RF Participants request an Agreed Valuation in accordance with this Agreement and the Call Notice, the Call Closing (subject to such terms and conditions) shall take place not more than fifteen (15) Business Days after the date on which such Agreed Valuation is completed (or, in each case, such later date as is necessary to obtain all required governmental and regulatory approvals and consents).  Such Call Notice shall be irrevocable.

4.10.    Option Transfer Documents.  As soon as reasonably practicable after delivery of the Put Notice or the Call Notice, as applicable, but in any event on or prior to the date of the relevant Option Closing, the relevant Parties shall execute and deliver all such documents as may be required, substantially in the form of the Transfer Agreements with such changes as may be reasonably necessary, in order to effect the relevant Option Closing (the “Option Transfer Documents”).

4.11.   Option Closing.  The consummation of the Put Closing or the Call Closing, as applicable (the “Option Closing”), shall take place at such time and place as may be specified in the relevant Option Notice in accordance with the foregoing or otherwise agreed among the Parties (the “Option Closing Date”).  The CME Parties shall have no obligation to pay any portion of the Put Exercise Price or the Call Exercise Price, as applicable, unless and until all Option Conditions Precedent have been and remain satisfied on the Option Closing Date.

4.12.    Non-Payment of the Put Exercise Price or the Call Exercise Price.

4.12.1   Except as provided in Clause 4.12.2, if any payment of the Put Exercise Price or the Call Exercise Price, as applicable, is due under this Agreement that is not received on the date that is ten (10) Business Days after the due date thereof, the CME Parties shall pay interest to the RF Participants on such overdue amount from and including such tenth Business Day (but excluding the date when such payment is received by the RF Participants) and calculated at a rate equal to one-month LIBOR plus two and five tenths per cent (2.5%) per annum.

4.12.2   If the Put Exercise Price or the Call Exercise Price, as applicable, is not paid in full on the date that is thirty (30) Business Days after the due date thereof, the RF Participants shall have the right, upon providing written notice to the CME Parties within sixty (60) Business Days thereafter, to reverse the Transaction by paying to the relevant CME Parties amounts in the aggregate equal to US$ 219,603,750.00 (the “Transaction Reversal Price”). Upon full payment of the Transaction Reversal Price by the RF Participants to the CME Parties, the CME Parties shall immediately transfer to the RF Participants all shares and interests that constitute the AR Sale Interest and BF Sale Interest, so that the total participation interest held, directly or indirectly, by the RF Participants in Studio 1+1 is forty (40) percent.  No amount shall be payable pursuant to Clause 4.12.1 in the event the RF Participants exercise their rights under this Clause 4.12.2.

4.12.3   In the event that the Transaction is reversed as described in Clause 4.12.2 above, the CME Parties and the RF Participants shall be obliged to act in good faith and take all reasonable measures and actions necessary to bring the Parties, to the extent practicable, to the position that existed immediately after the Rodnyansky Restructuring, including adoption of any relevant amendments to the charters, articles of association or other corporate documents of the members of the Studio 1+1 Group similar to those that were in force immediately after the Rodnyansky Restructuring.  The CME Parties shall bear all of the notary and registration costs in connection with effecting the reversal of the Transaction.  Without prejudice to the rights granted to the RF Participants in this Clause 4.12, nothing in this Clause 4.12.3 shall be deemed to limit the rights of the CME Parties to restructure or reorganize their ownership of the Studio 1+1 Group.

4.12.4   In the event that the Transaction is reversed as described in Clause 4.12.2 above, the Parties shall enter into an agreement to terminate all the Transaction Documents (other than the CME Releases, the Release Agreements, the Designation Notice, the Restructuring Consent and the Amended Closing Studio 1+1 Charter); provided that the survival provisions in any such agreement or document, including in respect of the termination of the Group Agreements, shall not be affected.

4.13.   No Transfer of Interests.  Except as provided herein, each of the RF Participants agrees not to transfer any of its Sale Interests or Optioned Interests, or to otherwise sell, transfer, alienate, grant any option or other rights or security or otherwise create or permit to subsist any Lien over its participation interest in any entity of the Studio 1+1 Group (other than the Lien granted pursuant to the Pledge Agreements) or the Gravis Group or transfer any voting or other rights it may have as a participant in any entity of the Studio 1+1 Group or the Gravis Group without the prior written consent of the CME Parties.  In the event this Agreement is terminated for any reason prior to the Closing Date and/or the Option Closing Date, the provisions of this Clause 4.13 shall survive such termination.

4.14.    RF Participants Transfer of Optioned Interests.  Prior to the date on which a Call Notice or a Put Notice is served, each of RODNYANSKY and NewCo 3, on the one side, and FUCHSMANN, on the other side, shall be entitled to transfer the AR Optioned Interests and the BF Optioned Interests, respectively, or any portion thereof, to the other RF Participant and/or to any Person Controlled by an RF Participant (an “RF Participants Transfer”) in accordance with the following procedures:

4.14.1   In the event that RODNYANSKY and NewCo 3, on the one side, or FUCHSMANN, on the other side, wishes to effect an RF Participants Transfer, (a) such RF Participant shall not less than ten (10) Business Days prior to the relevant RF Participants Transfer being effected, deliver a written notice to the CME Parties of such RF Participants Transfer, identifying the Optioned Interest to be transferred and the intended recipient (including, in the event such recipient is a Person Controlled by an RF Participant, evidence of such affiliation in a form reasonably satisfactory to the CME Parties), (b) the transferee shall be in good standing and such person’s participation in the operations of Studio 1+1, IMS or Innova and their subsidiaries could not reasonably be expected to have a material adverse effect on such operations, (c) the transferring RF Participant shall enter into a guarantee, in form and substance reasonably acceptable to the CME Parties, of performance by the receiving RF Participant of the obligations herein with respect to such transferred shares, (d) the transferee shall become a party to this Agreement, subject to its terms and conditions with respect to the shares transferred (including entering into a Pledge Agreement in respect of the shares of NewCo 2) and (e) the relevant Parties shall agree any additional documentation required to effect such RF Participants Transfer, including any amendments to the charter of the relevant Studio 1+1 Group member.  Each Party consents and agrees to the addition of such transferee as a party hereto by the execution of a deed of accession hereto or such other instrument as shall be necessary to cause such transferee to become a party hereto.  Each of FUCHSMANN, RODNYANSKY and NewCo 3 may only consummate an RF Participant Transfer in accordance with applicable Law and the charter, articles of incorporation and bye-laws of, and shareholders’ agreements relating to, Studio 1+1, IMS, Innova or NewCo 2, respectively, provided such transferee shall also have become a party to this Agreement, subject to its terms and conditions.  Subject to compliance with the above procedures and applicable Law, the relevant Parties shall, promptly following the RF Participants Transfer, take all actions required, consistent with their contractual obligations, to complete the RF Participants Transfer.

4.14.2       Transfer of Companies.

(i)             Subject to Clause 4.13, if either FUCHSMANN or RODNYANSKY should hold his interests in any of Studio 1+1, IMS, Innova, TV Media Planet or NewCo 2 indirectly through a holding entity (including NewCo 3), whether a company, partnership, trust or other legal entity (a “Holding Company”), he (a) shall not sell, pledge, assign, dispose of or otherwise transfer his shares in the Holding Company to any other Person other than pursuant to Clause 4.14.2(ii) or with the prior written consent of the CME Parties and (b) shall procure that the Holding Company does not conduct any business or incur any liability other than in connection with the holding of interests in Studio 1+1, IMS, Innova, TV Media Planet, NewCo 2 or another Holding Company and does not otherwise sell, transfer, alienate, grant any option or other rights or security or otherwise create or permit to subsist any Lien (other than pursuant to the Pledge Agreements) over its interest in Studio 1+1, IMS, Innova, TV Media Planet, NewCo 2 or such other Holding Company, as applicable, in each case without the prior written consent of the CME Parties.

(ii)             Each of FUCHSMANN and RODNYANSKY may transfer shares in a Holding Company, provided that (a) he shall retain 100% indirect ownership and control of the voting share capital of the Holding Company, (b) the transferee of shares in the Holding Company shall be in good standing and such Person’s participation in the operations of Studio 1+1, IMS, Innova, TV Media Planet, NewCo 2 or NewCo 3 and their subsidiaries could not reasonably be expected to have a material adverse effect on such operations, (c) the transferring party (either FUCHSMANN or RODNYANSKY) shall give to the CME Parties at least 30 days prior written notice of such transfer, which notice shall state the basis for the transferring party’s conclusion that the transferee qualifies under the foregoing sub-clause (b), and (d) the transferee shall become a party to this Agreement, subject to its terms and conditions with respect to the shares transferred (including entering into a Pledge Agreement in respect of the direct or indirect ownership of NewCo 2).  Each Party consents and agrees to the addition of such transferee as a party hereto by the execution of a deed of accession hereto or such other instrument as shall be necessary to cause such transferee to become a party hereto.  If the conditions in sub-clauses (a), (b), (c) and (d) shall be satisfied, such Holding Company shall be a “Permitted Holding Company”. Each of FUCHSMANN and RODNYANSKY may only transfer his directly held interests in IMS, Innova, TV Media Planet or NewCo 3 to a Permitted Holding Company in accordance with applicable Law and the charter, articles of incorporation and bye-laws of, and shareholders’ agreements relating to, IMS, Innova, TV Media Planet or NewCo 3, respectively, provided such Permitted Holding Company shall also have become a party to this Agreement by entering into a deed of accession and be subject to its terms and conditions.  Any Permitted Holding Company may at any time transfer its shares in IMS or Innova to FUCHSMANN and RODNYANSKY.

(iii)           If any RF Participant shall attempt to transfer his participation interest or shares in a Holding Company in violation of this Agreement, the Holding Company shall not, without the prior written consent of the CME Parties, recognize such transfer, and shall not register such transfer on its share register or such other register as may be applicable.

4.14.3   If for any reason a transfer of a participation interest or shares of a Holding Company (including NewCo 3) by either FUCHSMANN or RODNYANSKY (in such case, a “Violating Shareholder”) shall be consummated in violation of Clause 4.14.2, the Holding Company (including NewCo 3) shall immediately inform the CME Parties of such transfer and shall without further consideration immediately transfer any and all of its holding of a participation interest or shares in IMS, Innova, TV Media Planet or NewCo 2 back to RODNYANSKY and FUCHSMANN, pro rata with their then-existing holdings of shares in IMS, Innova, TV Media Planet and NewCo 2, respectively, and thereafter neither RODNYANSKY nor FUCHSMANN shall have the right to transfer any of their respective participation interests or shares in IMS, Innova, TV Media Planet or NewCo 2 to any Holding Company.

4.14.4   Notwithstanding any other provisions of this Agreement, the Parties acknowledge that money damages will not be a sufficient remedy for any violation of the terms of this Agreement and, accordingly, the Parties will be entitled to specific performance and injunctive relief as remedies for any violation, in addition to all other remedies available at law or equity.

4.15.    Performance Assurance.  CME Ltd. and the RF Participants shall ensure that each of their respective Affiliates perform all of their obligations as provided herein.

5.         Conditions Precedent.

5.1.      Conditions Precedent to Closing.  The Closing is conditional on the fulfillment and satisfaction of each of the following Conditions Precedent:

5.1.1    General Conditions Precedent to performance by the Parties of their respective obligations at the Closing:

(i)             each of the Transaction Documents to be executed and delivered on or prior to the Closing Date shall have been duly executed and delivered by each party thereto, each of them shall have become effective and remain in full force and effect, and the obligations of the parties therein shall have been duly performed;

(ii)            the CME Parties, KOLOMOISKY and the other relevant parties shall have entered into the Assignment Agreement and such agreement shall remain in full force and effect and have not been repudiated;

(iii)           each of the CME Releases, the Release Agreements, the Designation Notice and the Restructuring Consent shall have been duly executed and delivered by all parties thereto and shall have not been repudiated;

(iv)           RODNYANSKY shall have duly transferred his contribution to the share capital of Studio 1+1 in full under applicable Law;

(v)           the Rodnyansky Restructuring shall have been completed, the Amended Closing Studio 1+1 Charter shall have been registered and the broadcasting licenses re-issued in accordance with Clause 2.2, 2.2.3 and 2.2.4 hereof, respectively;

(vi)           the Parties shall have received all necessary consents and approvals of any Governmental Authority necessary, and all other third party consents necessary under applicable Law, to permit the Transaction to be completed as contemplated by this Agreement, and such consents or approvals shall remain in effect;

(vii)          there shall not be any injunction, decision, order, decree or other action of any nature of any court, administrative body or other Governmental Authority (or any proceeding that is pending or threatened that could result in such an injunction, decision, order or decree), or any Law enacted by any Governmental Authority, restraining, preventing or making illegal any aspect of the Transaction or which would otherwise cause any Party to be unable to complete the transactions contemplated herein;

5.1.2   Conditions Precedent to performance by the CME Parties of their respective obligations at the Closing:

(i)             each of the RF Participants shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and any other Transaction Document to which he is a party to be performed or complied with by such Party on or prior to the Closing Date, to be confirmed by a closing certificate executed and delivered by each of them on the Closing Date;

(ii)            the representations and warranties of RODNYANSKY, FUCHSMANN and the other RF Participants in this Agreement (and any other Transaction Document to which they are parties) shall be true and correct in all material respects as of the date first given and as of the Closing Date, to be confirmed by a closing certificate executed and delivered by each of them on the Closing Date;

(iii)           each Studio 1+1 Group entity has received every license, permit or other approval (“Licenses”) necessary to enable it to conduct its business as currently conducted and each such License is valid, in effect and not subject to revocation;

(iv)           there shall not be any injunction, decision, order or decree of any nature of any Governmental Authority restraining, prohibiting or preventing, or threatening to restrain, prohibit or prevent, the use by the Studio 1+1 Group of any of its Licenses; and

(v)           the CME Parties shall be reasonably satisfied that as of the Closing Date, other than this Agreement, there shall be no outstanding agreements, arrangements or other understandings (whether by contract or otherwise) with any other third parties granting them the right (and no parties shall have claimed any such right) to acquire any of the Sale Interests or Optioned Interests, or any options, warrants, commitments, rights of first refusal, conversion rights or other rights of any kind held by or granted to anyone to acquire any participation interests or any other interests in Studio 1+1, any other entity in the Studio 1+1 Group or any other Affiliate of CME BV.

5.2.     Conditions Precedent to Option Closing.  Any Option Closing is conditional on the fulfillment and satisfaction (or waiver in writing by the relevant Party or Parties) of each of the following Option Conditions Precedent:

5.2.1    General Conditions Precedent to performance by the Parties of their respective obligations at the Option Closing:

(i)             the Parties shall have received all necessary consents and approvals of any Governmental Authority necessary, and all other third party consents necessary under applicable Law, to permit the relevant Option Transfer to be completed as contemplated by this Agreement, and such consents or approvals shall remain in effect;

(ii)            there shall not be any injunction, decision, order or decree of any nature of any court, administrative body or other Governmental Authority (or any proceeding that is pending or threatened that could result in such an injunction, decision, order or decree), or any Law enacted by any Governmental Authority, restraining, preventing or making illegal any aspect of the relevant Option Transfer or which would otherwise cause any relevant Person to be unable to complete the applicable Option Transfer; and

(iii)           each of the Option Transfer Documents shall have been duly executed and delivered by each party thereto, each of them shall have become effective and remain in full force and effect, and the obligations of the parties therein shall have been duly performed;

5.2.2    Conditions Precedent to performance by the CME Parties of their respective obligations at the Option Closing:

(i)             each of the Conditions Precedent set forth in Clause 5.1 shall remain satisfied (or waived by the relevant Party or Parties) as of the Option Closing Date, including by substitution mutatis mutandis of all references therein to “Closing Date” with “Option Closing Date” and “Closing” with “Option Closing”; and

(ii)            the CME Parties shall be reasonably satisfied that as of the Option Closing Date, (a) the relevant CME Party has acquired good title to the AR Optioned Interest, free and clear of any Liens, (b) CME BV (or its designee) has acquired good title to each of the BF Optioned Interests, free and clear of any Liens, (c) other than this Agreement, there shall be no outstanding agreements, arrangements or other understandings (whether by contract or otherwise) with any other third parties granting them the right (and no parties shall have claimed any such right) to acquire any of the AR Optioned Interest or the BF Optioned Interests, or any options, warrants, commitments, rights of first refusal, conversion rights or other rights of any kind held by or granted to anyone to acquire any participation interests or any other interests in Studio 1+1, any other entity in the Studio 1+1 Group or any other Affiliate of CME BV.

5.3.     CME BV (on behalf of itself or any of the CME Parties) may at any time waive, in whole or in part, conditionally or unconditionally, any Condition Precedent by notice in writing to RODNYANSKY and FUCHSMANN.

6.        Representations and Warranties.

6.1.      Each of the CME Parties hereby represents and warrants to the other Parties as of the date of this Agreement, as of the Closing Date and as of the Option Closing Date that each of the following statements are true and correct:

(i)             each of the CME Parties is a company duly organized and validly existing under the Laws of its jurisdiction;

(ii)            each of the CME Parties has the necessary corporate power and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party;

(iii)           the execution and delivery by each of the CME Parties of this Agreement and each of the Transaction Documents to which it is a party will not violate any provision of and will not result in a breach of the terms of (a) any Law applicable to it or (b) any contract, indenture, agreement or commitment to which it is a party or bound.

6.2.     Each of the RF Participants hereby represents and warrants to the CME Parties on behalf of itself and its respective Affiliates as of the date of this Agreement, as of the Closing Date and as of the Option Closing Date that each of the following statements are true and correct:

(i)             it has the necessary power and authority (including in the case of RODNYANSKY and FUCHSMANN full legal and dispositive capacity) to enter into, deliver, and perform its obligations under, this Agreement and any other Transaction Document to which it is party;

(ii)            the execution, delivery and performance of this Agreement and each of the Transaction Documents to which it is a party constitutes valid and legally binding obligations, enforceable against it in accordance with the terms thereof, and will not violate any provision of and will not result in a breach of the terms of (i) any Law applicable to it, (ii) any contract, indenture, agreement or commitment to which it is a party or bound or (iii) in the case of any RF Participant or Affiliate (other than natural persons), any of its organizational documents;

(iii)           no additional consent by any other Person is required to be obtained by the RF Participants in connection with its execution or performance of this Agreement or any other Transaction Document to which it is a party;

(iv)           RODNYANSKY is a legal resident in the Russian Federation on the basis of a temporary residence permit and prior to the commencement of the Rodnyansky Restructuring will obtain a permanent residence permit issued by the Federal Migration Service of the Russian Federation;

(v)            as of the Closing Date, RODNYANSKY is the sole beneficial owner of the AR Sale Interests and the AR Optioned Interests, free and clear of any and all Liens (other than the Liens created by the Pledge Agreements); the AR Sale Interests and the AR Optioned Interests (and the underlying interests in Studio 1+1 to be owned by NewCo 1 and NewCo 2) have been duly authorized and fully paid, such that upon transfer thereof pursuant to this Agreement, the applicable CME Parties shall acquire good title to the AR Sale Interests or the AR Optioned Interests, as applicable, free and clear of any Liens;

(vi)           RODNYANSKY shall be the sole beneficial owner of (x) NewCo 1 from the date of its establishment through the Closing Date and (y) each of NewCo 2 and NewCo 3 from the date of its establishment through the Option Closing Date, and throughout each such period of beneficial ownership, as applicable: (a) NewCo 3 shall be the sole legal owner of each of NewCo 1 and NewCo 2, free and clear of any Liens (other than those created by this Agreement or the Pledge Agreements), (b) NewCo 1 shall be the sole legal owner of a 22.98% participation interest in Studio 1+1, free and clear of any Liens, (c) NewCo 2 shall be the sole legal owner of a 5.02% participation interest in Studio 1+1, free and clear of any Liens and (d) each of NewCo 3, NewCo 1 and NewCo 2 shall have engaged in no business activity, and will engage in no business activities, except in respect of the ownership of such participation interests in Studio 1+1 and the transactions contemplated by this Agreement, and shall have incurred no indebtedness or other liabilities of any kind (actual or contingent, present or future, or otherwise);

(vii)          each of NewCo 3, NewCo 1 and NewCo 2 shall be duly established under the laws of its jurisdiction, and each of them shall be validly existing and in good standing under such laws as of the Closing Date (with respect to NewCo 3 and NewCo 1) and the Option Closing Date (with respect to NewCo 3 and NewCo 2); all of the NewCo 1 Sale Shares and the AR Optioned NewCo 2 Interest shall be duly authorized, validly issued and fully paid and nonassessable; RODNYANSKY shall have obtained any consents, permits and authorizations from any Governmental Authority required to establish each of NewCo 3, NewCo 1 and NewCo 2 and to issue and pay their respective share capitals under the laws of their respective jurisdictions and any other applicable Law;

(viii)         as of the Closing Date, FUCHSMANN is the sole legal and beneficial owner of each of the BF Sale Interests and the BF Optioned Interests, free and clear of any Liens (other than Liens arising under this Agreement), and each of the BF Sale Interests and the BF Optioned Interests have been duly authorized and fully paid, such that upon transfer thereof pursuant to this Agreement, the applicable CME Parties shall acquire good title to the corresponding BF Sale Interests or BF Optioned Interests, as applicable, free and clear of any Liens;

(ix)           other than the agreements assigned pursuant to the Assignment Agreement, there are no outstanding agreements, arrangements or other understandings (whether by contract or otherwise) with any other third parties granting them the right to acquire any of the Sale Interests or Optioned Interests, or any options, warrants, commitments, rights of first refusal, conversion rights or other rights of any kind held by or granted to anyone to acquire any participation interests or any other interests in Studio 1+1 or any other entity in the Studio 1+1 Group;

(x)             none of the RF Participants nor any Affiliate has any direct or indirect interest (other than the Sale Interests or Optioned Interests) in any tangible or intangible asset or property used in the business of the Studio 1+1 Group, or any right to payment of any kind with respect thereto (except as provided in the Consultancy Agreements with respect to RODNYANSKY and FUCHSMANN);

(xi)           no papers, books, manuals, lists, correspondence and documents containing or relating to the business of Studio 1+1 or the Studio 1+1 Group, together with all copies thereof, have been removed or disposed of, except that RODNYANSKY and FUCHSMANN may keep copies of such materials as shall be necessary to permit him to prepare his individual tax returns or to comply with any other legal requirements;

(xii)           neither this Agreement, any other Transaction Document to which the RF Participants or their respective Affiliates are a party, nor any document, certificate or other information furnished or to be furnished by or on behalf of any Studio 1+1 Group entity or any RF Participant in connection herewith or therewith, or any of the transactions contemplated hereby or thereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading;

(xiii)         to the best knowledge and belief of RODNYANSKY and FUCHSMANN after enquiry that they consider appropriate, there are no claims from any Governmental Authority or any third persons relating to the establishment of Studio 1+1 or any other entity in the Studio 1+1 Group, and each Studio 1+1 Group entity has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted;

(xiv)         neither RODNYANSKY nor FUCHSMANN knows or has any reason to believe that any Licenses of any Studio 1+1 Group entity or any application for such Licenses will be revoked, not renewed or materially modified; and each Studio 1+1 Group entity has been and is in compliance with all Laws and with the terms of each such License and has not received any notice which, after receipt or lapse of time or both, would constitute non-compliance with any such Licenses or with any applicable agreement, regulatory rule or Law;

(xv)          as of the date of the commencement of the Rodnyansky Restructuring, the contributions to cover the share capital of Studio 1+1 issued to RODNYANSKY are fully paid up;

(xvi)         listed in Annex 1 are all existing agreements and other arrangements as of the date of this Agreement among the Studio 1+1 Group and/or the RF Participants and their respective Affiliates with respect to the Studio 1+1 Group and the CME Parties, and all such agreements or arrangements shall be terminated in accordance with the Termination Agreement;

(xvii)        to the best knowledge and belief of the RF Participants after enquiry that they consider appropriate, the business of the Studio 1+1 Group has been conducted in the ordinary course and no RF Participant has caused CME Ltd. or any member of the Studio 1+1 Group to make, or to offer, promise, or authorize to make, in each case, directly or indirectly, (1) any unlawful payments or (2) payments or other inducements to any government official, including any official of an entity owned or controlled by a government, with the intent or purpose of: (i) influencing any act or decision of such official in his official capacity; (ii) inducing such official to do or omit to do any act in violation of the lawful duty of such official; or (iii) inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality, in each case in order to assist CME Ltd. or the Studio 1+1 Group in obtaining or retaining business, or directing business to CME Ltd. or the Studio 1+1 Group;

(xviii)       to the best knowledge and belief of RODNYANSKY and FUCHSMANN after enquiry that they consider appropriate, the books and records of each Studio 1+1 Group entity (including, without limitation, (i) books and records relating to the purchase of materials and supplies, dealings with customers, invoices, supplier lists, personnel records and taxes of such Studio 1+1 Group entity, (ii) the corporate records and books of such Studio 1+1 Group entity and (iii) data stored on computers) accurately record in all material respects all transactions of such Studio 1+1 Group entity and have been maintained consistent with good business practice; and

(xix)          all negotiations relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby have been carried on without the participation of any Person acting on behalf of the RF Participants or any of their Affiliates in such a manner as to, and the transactions contemplated hereby and thereby will not otherwise, give rise to any valid claim against any of the CME Parties, any Studio 1+1 Group entity or any of their Affiliates for any brokerage or finder’s commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to any such Person upon consummation of the transactions contemplated hereby or thereby

7.        Obligations of the Parties.

7.1.      From the date hereof, for so long as RODNYANSKY and FUCHMSANN hold any direct or indirect interests in the Studio 1+1 Group, each of RODNYANSKY, NewCo 3 and FUCHSMANN shall exercise, or cause the exercise of, all of their respective voting rights and other rights of participants or members of governing bodies of the entities in the Studio 1+1 Group, and promptly take all required actions that are necessary or appropriate to procure the matters set out in this Agreement, including, without limitation, the following:

(i)             to procure that actions reasonably requested by the CME Parties that are necessary or desirable to promptly complete the Assignment Agreement, including the execution of the Release Agreements, are taken, subject to and in a manner consistent with the terms hereof and without violating any other rights of the Parties;

(ii)            not to dispose of the ownership, possession, custody or control of any corporate books or records of any entity of the Studio 1+1 Group;

(iii)           not to take any action that is reasonably likely to result in any License being revoked, materially modified or not being reissued;

(iv)           not to cause or do any act or thing, the commission of which would constitute a breach of any of the representations or warranties or covenants contained herein or which would make any such representation or warranty inaccurate at the Closing Date;

(v)            to take, or cause to be taken, all actions, including the adoption of any necessary shareholder resolutions of Studio 1+1 or any other member of the Studio 1+1 Group, to implement the transactions contemplated by the Transaction Documents;

(vi)           to procure that the costs for overheads, goods and services provided by any Affiliates of Innova, including Innova Marketing, to be paid by Innova in any fiscal year ended after the date of execution of the Innova Transfer and Option Agreement shall not exceed an amount of Euro 150,000.00 (plus VAT, if applicable), so far as applicable, per year, provided that the net amount will be annually increased to reflect the effective rate of inflation by at least 3 % or by the official annual rate of inflation published by the German Federal Statistical Office (Statistisches Bundesamt); and

(vii)          to take such other actions as are required of them in order to consummate the transactions contemplated hereby and to give full effect to this Agreement.

7.2.     The RF Participants shall assist Studio 1+1 with the renewal or reissuance of any Licenses required by Studio 1+1 in order to enable it to conduct its business.  The RF Participants shall not directly or indirectly interfere in any way with any such License or application for any License.

7.3.      Each of the RF Participants shall vote his or its Sale Interests and Optioned Interests, and exercise any other voting rights he or it may have with respect to the Studio 1+1 Group (including, to the extent required, for purposes of ratifying actions taken by the supervisory board or any similar governance body of any member of the Studio 1+1 Group), and cause the supervisory board members appointed by him or it, to take all such actions contemplated by the Transaction Documents and shall refrain from taking any action that is inconsistent with or that may frustrate the intent and purposes of the Transaction Documents.

7.4.     The RF Participants acknowledge that Studio 1+1 is an indirect subsidiary of a U.S. reporting company and as such is required to comply with certain U.S. securities, anti-money laundering, anti-corruption and other Laws applicable to it or its ultimate parent.  The RF Participants hereby agree not to violate any such requirements with respect to the Studio 1+1 Group and agree not to take any action, or to refrain from taking any action, that would result in a violation of such requirements by any member of the Studio 1+1 Group.

7.5.     Each of the RF Participants hereby agrees to take all actions reasonably within his or its control to ensure that each member of the Studio 1+1 Group at all times complies with, and agrees not take any action that would cause any member of the Studio 1+1 Group not to comply with, any applicable Law, the requirements of CME Code of Conduct and Ethics, the News and Public Affairs Code, the editorial code of Studio 1+1 and such other policies and reporting practices in respect of financial reporting or otherwise that are adopted by the CME Participants or such member of the Studio 1+1 Group from time to time.

7.6.      Each of the RF Participants (each on his or its own behalf and on behalf of any Person in which he or it holds a controlling ownership interest) agrees that at any time prior to the Option Closing Date, no RF Participant (nor any Person in which any RF Participant holds a controlling ownership interest) shall solicit or employ or cause to be employed, whether directly or indirectly, on his or its own behalf or on behalf of any other Person, any employee of the Studio 1+1 Group who has substantial knowledge of confidential aspects of the business of the Studio 1+1 Group.

7.7.     Each of the RF Participants (each on his or its own behalf and on behalf of any Person in which he or it holds a controlling ownership interest) agrees that, except as stated in Clause 7.8 below, at any time prior to the Option Closing Date, no RF Participant (nor any Person in which any RF Participant holds a controlling ownership interest), directly or indirectly, shall carry on or be engaged, concerned or interested in any business which is competitive with or similar to the Television Business in Ukraine, whether as principal or agent, officer, director, employee, representative, consultant, shareholder or otherwise, alone or in association with any other Person.

7.8.      Notwithstanding the provisions of Clause 7.7 above, the establishment by any RF Participant of a business venture that is not in direct competition with the business of Studio 1+1 or Gravis in (i) the internet, (ii) digital television, (iii) production of television programming, (iv) print media, (v) mobile television, (vi) teleshopping, (vii) pay television, or (viii) the purchase and sale of advertising shall not constitute a breach of Clause 7.7.

7.9.     Obligation of the CME Parties.  The Parties acknowledge that after the date of this Agreement the CME Parties intend to make investments in the Studio 1+1 Group, in the form of debt, equity or otherwise.  The CME Parties agree, with effect from the Closing Date, that investments made by the CME Parties in the Studio 1+1 Group after the date of this Agreement will not result in the dilution of the RF Participants’ aggregate beneficial ownership interest below ten percent (10%) or otherwise decrease the Optioned Interests.

8.        Confidentiality.

8.1.     Each Party agrees to keep confidential and not to disclose to any Person any written or oral confidential information provided to it by or on behalf of any other Party (including any member of the Studio 1+1 Group), or otherwise obtained by such Party, as the case may be, including the prior existence or contents of the Group Agreements, without the prior consent of the relevant Party from whom the confidential information was obtained and/or to whom it relates.

8.2.      Nothing contained in this Clause 8 shall prevent any Party from disclosing such confidential information to (i) any of its Affiliates (other than any Affiliate engaged in a business permitted pursuant to Clause 7.8) provided such Party informs each such Affiliate that is a recipient of confidential information and the restrictions in respect thereof and is responsible for any disclosure or use of such confidential information by such Affiliates in breach of the terms hereof; (ii) any member of the board of directors of such Party or of the Studio 1+1 Group; or (iii) to any Person if required by applicable Law or stock exchange rules.

9.        Termination.

9.1.     This Agreement may be terminated at any time by mutual written consent of the Parties.

9.2.      This Agreement may be terminated at any time prior to the Closing Date:

(i)             by RODNYANSKY and FUCHSMANN jointly if there has been a material breach by the CME Parties of any of their respective covenants, representations or warranties hereunder or under any other Transaction Document and such breach shall not have been cured within 10 (ten) Business Days of the breaching Party receiving a notice from RODNYANSKY and FUCHSMANN specifying the breach and requesting that such breach be remedied; and

(ii)            by the CME Parties if there has been a material breach by RODNYANSKY, FUCHSMANN or their respective Affiliates of any of their respective covenants, representations or warranties or other obligations hereunder or under any other Transaction Documents and such breach shall not have been cured within 10 (ten) Business Days of the breaching Party receiving a notice from CME BV specifying the breach and requesting that such breach be remedied.

9.3.     This Agreement may be terminated by any Party on June 30, 2008 (the “Termination Date”) if the Closing Date shall not have occurred by such date, except that (a) RODNYANSKY and FUCHSMANN may not terminate this Agreement if such delay is a result of any action or failure to act on the part of RODNYANSKY, FUCHSMANN or their respective Affiliates (other than any such action or failure to act that is due to the gross negligence or willful misconduct of the CME Parties), and (b)  the CME Parties may not terminate this Agreement if such delay is a result of any action or failure to act on the part of the CME Parties (other than any such action or failure to act that is due to the gross negligence or willful misconduct of RODNYANSKY, FUCHSMANN or their respective Affiliates).  The Parties agree that, in any case, termination of this Agreement shall be without prejudice to any rights the Parties may have with respect to any breach of this Agreement that occurs prior to such termination.

9.4.     Clauses 4.13, 4.14, 4.15, 8, 9.3, 10, 11 and 12 shall survive termination of this Agreement.

10.       Indemnity.

10.1.   RODNYANSKY and FUCHSMANN shall jointly and severally indemnify and keep indemnified the CME Parties and their respective Affiliates (including the Studio 1+1 Group), and their respective representatives, officers, directors, shareholders and controlling persons (the “Protected Parties”) from and against any and all costs, claims, demands, damages, expenses, penalties, fines, liabilities, losses and diminution in value (including the fees and expenses of investigation and counsel), whether or not involving a third party claim, (collectively, “Losses”) whatsoever arising out of or in connection with: (i) any false, incorrect or misleading representation or warranty by RODNYANSKY, FUCHSMANN or their respective Affiliates in any Transaction Document, as applicable; (ii) any breach or non-fulfillment of any agreement, covenant or obligation by RODNYANSKY, FUCHSMANN or their respective Affiliates in any Transaction Document, as applicable; (iii) any and all liability whatsoever, however imposed, whether paid by the CME Parties or any entity in the Studio 1+1 Group, that arises as a result of any fraudulent or criminal act or omission by RODNYANSKY, FUCHSMANN or their respective Affiliates or any officer, director, representative, employee or agent thereof (unless such fraudulent or criminal act or omission by their respective Affiliates or any officer, director, representative, employee or agent thereof was taken in contravention of instructions from RODNYANSKY or FUCHSMANN and without the knowledge of RODNYANSKY and FUCHSMANN exercising appropriate supervisory authority) in respect of the ownership and operation of the Studio 1+1 Group, and (iv) any and all actions, proceedings, claims, demands, assessments and judgments incidental to the foregoing or the enforcement thereof.

10.2.   A claim hereunder (an “Indemnity Claim”) shall be asserted by written notice from the Party asserting such Claim (the “Indemnified Party”) to the Party from whom indemnification is sought (the “Indemnifying Party”).  The notice shall include information regarding the nature and basis for the Indemnity Claim and an estimate of the amount of Losses demanded (including, to the extent practicable, a calculation of the alleged Losses).

10.3.   If the Indemnity Claim relates to any claim by a Person that is not a Protected Party (a “Third Party Claim”), the Indemnified Party shall state in the notice to the Indemnifying Party the nature and basis of the Third Party Claim and the amount thereof, to the extent known.  The Indemnifying Party shall be entitled at its own expense to assume the defense of the Third Party Claim, using legal advisers approved by the Indemnified Party.  The Indemnified Party shall provide the Indemnifying Party and its advisers with such information and assistance as the Indemnifying Party shall reasonably request at the cost of the Indemnifying Party.

10.4.   The obligation of an Indemnifying Party shall not extend to any liability arising from the settlement or compromise of any action or claims brought against the Indemnified Party, or the admission by the Indemnified Party of any claim or the taking by the Indemnified Party of any action (unless required by Law or applicable process) which might reasonably be expected to prejudice the successful defense of the action or claim without, in any such case, the prior written consent of the Indemnifying Party.

11.      Limitations on Liability.

11.1.   The aggregate liability of RODNYANSKY and FUCHSMANN to the Protected Parties in respect of any Losses under this Agreement and any other Transaction Document incurred prior to and on the Closing Date howsoever caused shall be limited to an amount equal to the Total Sale Consideration plus, after the Option Closing Date, the Put Exercise Price or the Call Exercise Price, as applicable, and in the event of a reversal of the Transaction pursuant to Clause 4.12, the Transaction Reversal Price.

11.2.   The aggregate liability of the CME Parties to RODNYANSKY and FUCHSMANN and their Affiliates under this Agreement and any other Transaction Document shall be limited to an amount equal to the Total Cash Sale Consideration prior to and on the Closing Date and on the Option Closing Date, the Put Exercise Price or the Call Exercise Price, as applicable, if such amounts are otherwise due pursuant to this Agreement.

12.      Miscellaneous.

12.1.   Notices.  All notices and other communications made in connection with this Agreement shall be in writing.  Any notice or other communication in connection herewith shall be deemed duly delivered and given to any Party one Business Day after it is sent by fax, confirmed by letter sent by a reputable express courier service, in each case, to the regular mail addresses and fax numbers set forth below or to such other regular mail address and/or fax number as may be specified in writing to the other Parties hereto:

if to any of the CME Parties or any member of the Studio 1+1 Group:

c/o CME Development Corporation
81 Aldwych
London WC2B 4HN, United Kingdom

Attn: General Counsel
Tel.: + 44 207 430 5430
Fax: + 44 207 430 5403

if to RODNYANSKY:
Aleksandr Rodnyansky
CTC Television
15A, Pravda Street
Moscow, 125124 Russia
Tel.: + 7 495 785 6333
Fax: + 7 495 797 4180

if to FUCHSMANN or ITS:
Boris Fuchsmann
Peter-Roos-Strasse 10
40547 Düsseldorf, Germany
Tel.: +49 211 35 35 78
Fax: +49 211 17 51 222

Any Party may give any notice or other communication in connection herewith using any other means (including, without limitation, personal delivery, messenger service, facsimile, telex or regular mail), but no such notice or other communication shall be deemed to have been duly delivered and given unless and until it is actually received by the individual for whom it is intended.

12.2.    Entire Agreement.  This Agreement (together with all agreements and documents between the Parties executed contemporaneously with it or referred to in it) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

12.3.   Costs and Expenses.  The Parties have agreed that the CME Parties will bear the notary and registration costs (including notarization of the relevant spousal consents) incurred in Ukraine in connection with the transfers of participation interests in Studio 1+1 to NewCo 1 and NewCo 2 pursuant to the Rodnyansky Restructuring, or incurred in connection with the Sale Transfers and the Option Closing.  Otherwise, and save as expressly provided in this Agreement, each Party shall pay its own costs and expenses relating to the negotiation, preparation, execution and implementation of this Agreement.

12.4.   No Partnership.  Save where expressly set out in this Agreement, nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership or agency between all or any of the Parties and, save where expressly provided, none of the Parties shall have any authority to bind or commit any other Party in any way.

12.5.   Severability.  If any provision of this Agreement is invalid or unenforceable at any time for any reason, such provision shall be adjusted, to the extent possible, in order to achieve the intent of the Parties.  The invalidity of any one or more provisions of this Agreement in any jurisdiction shall not affect the remaining provisions of this Agreement in such jurisdiction, nor shall it affect the validity or enforceability of any provision of this Agreement in any other jurisdiction, and such remaining provisions shall be interpreted so as best to reasonably effect the intent of the Parties

12.6.   Assignment; Transfers.  This Agreement shall not be assignable by any Party without the prior written consent of the other Parties.

12.7.   Amendment; Waivers, etc.  No amendment, modification or discharge of, supplement to or waiver under this Agreement, shall be valid or binding unless in writing and duly executed by the relevant Parties.

12.8.   Governing Law.  This Agreement is governed by and shall be construed in accordance with Bermuda law.

12.9.   Arbitration.

12.9.1   General.  Any dispute, controversy or claim arising out of or relating to this Agreement or the Group Agreements, including any question regarding its existence, validity, interpretation, performance or termination, shall be finally resolved by arbitration in accordance with the Rules of Arbitration of the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”), which are deemed to be incorporated by reference into this Clause 12.9, except to the extent modified by this Clause 12.9.  For the avoidance of doubt, this Clause 12.9 supersedes any other arbitration agreement previously concluded between the Parties and any of their respective Affiliates, including those of the Group Agreements. The tribunal shall consist of three arbitrators.  Subject to the provisions of Clause 12.9.3, the parties to any such arbitration shall each be entitled to nominate one arbitrator and the third arbitrator shall be appointed by the two party-nominated arbitrators.

12.9.2   Seat and Language.  The seat of the arbitration shall be Amsterdam, The Netherlands.  The language of the arbitration shall be English except that any party to the arbitration may submit testimony or documentary evidence in Ukrainian, Russian or German and shall furnish a translation or interpretation of any such evidence into English.

12.9.3   Related Disputes.  If any dispute arising out of or relating to this Agreement (hereinafter referred to as a “Related Dispute”) raises issues which are substantially the same as or connected with issues raised in another dispute which has already been referred to arbitration under this Agreement or another Transaction Document (an “Existing Dispute”), the tribunal appointed or to be appointed in respect of any such Existing Dispute shall also be appointed as the tribunal in respect of any such Related Dispute.  Where, pursuant to the foregoing provisions, the same tribunal has been appointed in relation to two or more disputes, the tribunal may, with the agreement of all the parties concerned or upon the application of one of the parties, being a party to each of the disputes, order that the whole or part of the matters at issue shall be heard together upon such terms or conditions as the tribunal thinks fit.  The tribunal shall have power to make such directions and any interim or partial award as it considers just and desirable.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date first written above.

ALEKSANDR RODNYANSKY

/s/ Aleksandr Rodnyansky

BORIS FUCHSMANN

/s/ Boris Fuchsmann

INTERNATIONAL TELESERVICES LTD.

By:	/s/ Pius Nigg
Name: Pius Nigg
Title: Director

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

By:	/s/ Michael Garin
Name: Michael Garin
Title: Chief Executive Officer

CME MEDIA ENTERPRISES B.V.

By:	/s/ Alphons van Spaendonck
Name: Alphons van Spaendonck
Title: Managing Director

By:	/s/ Peter Booster
Name: Pan-Invest B.V., represented by Peter Booster
Title: Managing Director

CME UKRAINE HOLDING GMBH

By:	/s/ Michael Garin
Name: Michael Garin
Title: Managing Director

CET 21 s.r.o.

By:	/s/ Petr Dvorak
Name: Petr Dvorak
Title: Director (Jednatel)

By:	/s/ Milan Cimirot
Name: Milan Cimirot
Title: Director (Jednatel)

UKRAINIAN MEDIA SERVICES LLC

By:	/s/ Olena Shcherbyna
Name: Olena Shcherbyna
Title: Director

BROADCASTING COMPANY “STUDIO 1+1 LLC”

By:	/s/ Yuri Morozov
Name: Yuri Morizov
Title: General Director

FOREIGN ENTERPRISE INTER-MEDIA

By:	/s/ Mykhaylo Kharenko
Name: Mykhaylo Kharenko
Title: Director

By:	/s/ Vladyslav Korchyn
Name: Vladyslav Korchyn
Title: General Director

INNOVA FILM GMBH

By:	/s/ Marina Williams
Name: Marina Williams
Title: Managing Director

INTERNATIONAL MEDIA SERVICES LTD

By:	/s/ Michael Garin
Name: Michael Garin
Title: Director

TV MEDIA PLANET LTD.
By:	/s/ Michael Garin
Name: Michael Garin
Title: Director